ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – September 22, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s nineteenth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about October 19, 2011 to stockholders of record on October 5, 2011.

“Our Board of Directors is pleased to declare a 19th consecutive quarterly dividend payment to the Company’s minority stockholders”, commented Peter A. Inverso, President and CEO.  “Roma Financial Corporation’s earnings and capital provide the foundation to sustain a return of value to our shareholders at the current quarterly dividend level.  Based on the closing price of the Company’s stock on September 20th , the declared quarterly dividend represents an annual yield of 3.90%”, he noted.

“It remains the current intention of the Board to continue to pay a dividend quarterly.  However, the payment and amount of future dividends will be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements, and any regulatory actions.  We are very concerned about the onerous conditions which have been proposed by the Federal Reserve Board regarding the  future waiver of dividends by mutual holding companies”, he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.